Danaher Corporation October 2, 2023 Georgeann Couchara Delivered via email Dear Chris, Congratulations! I am delighted to offer you a promotion to Executive Vice President, Danaher and CEO, Cytiva reporting to Rainer Blair, CEO. You will also now be an Executive Officer of Danaher. Please allow this letter to serve as documentation of the promotion offer extended to you. Effective Date: The effective date of this promotion will be January l, 2024. Base Salary: Your base salary will be adjusted to an annual rate of $800,000, subject to periodic review, and payable in accordance with the Company's usual payroll practices. Incentive Compensation: You are eligible to participate in the Executive Officer's Incentive Compensation Plan Bonus Plan with a target bonus of 115% of your annual base salary, subject to periodic review. Annual Equity Award Program. You will continue to participate in the annual equity program with a new target award value of$2,500,000. As an Executive Officer, you will continue to receive an even split of Stock Options and Performance Share Units (PSUs), though your stock options will now vest 50% after three years and 50% after four years. PSUs still cliff vest after three years and have a two year hold. We appreciate the hard work and dedication that you have shown in your current position, and I hope this new opportunity will challenge you professionally and provide an opportunity to learn and grow. Chris, I look forward to working with you, and am confident you will continue to make a significant contribution to our team. Sincerely yours, Rainer Blair Chief Executive Officer Danaher Corporation Confidential - Proprietary Exhibit 10.24

ACCEPTANCE I have read, understood, and accept the terms of this offer of at will employment. Christop ler Riley Date